As filed with the Securities and Exchange Commission on November 14, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Intel Corporation

(Exact name of Registrant as specified in its charter)

Delaware	94-1672743
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2200 Mission College Blvd. Santa Clara, CA	95054-1549
(Address of Principal Executive Offices)	(Zip Code)

Intel Corporation 2006 Equity Incentive Plan

Mobileye N.V. 2014 Equity Incentive Plan

Mobileye N.V. 2003 Share Option Plan, Amended and Restated July 27, 2014

(Full Titles of the Plans)

Susie Giordano

Corporate Vice President and Corporate Secretary

2200 Mission College Boulevard

Santa Clara, CA 95054-1549

(Name and address of agent for service)

(408) 765-8080

(Telephone number, including area code, of agent for service)

Copies to:

Kenton J. King, Esq.

Sonia K. Nijjar, Esq.

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, CA 94304

(650) 470-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “non-accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer	☒	Accelerated Filer	☐

Non-accelerated Filer	☐	Smaller Reporting Company	☐

Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (4)
Common Stock, par value $0.001 per share, issuable under the Intel Corporation 2006 Equity Incentive Plan	33,000,000	$45.74(2)	$1,509,420,000.00(2)	$187,922.79
Common Stock, par value $0.001 per share, issuable in respect of stock options under the Mobileye N.V. 2014 Equity Incentive Plan	8,328,464	$28.50(3)	$237,361,224.00(3)	$29,551.47
Common Stock, par value $0.001 per share, issuable in respect of restricted stock units under the Mobileye N.V. 2014 Equity Incentive Plan	1,074,892	$45.74(2)	$49,165,560.08(2)	$6,121.11
Common Stock, par value $0.001 per share, issuable in respect of stock options under the Mobileye N.V. 2003 Share Option Plan, Amended and Restated July 27, 2014	124,230	$4.01(3)	$498,162.30(3)	$62.02
Total	42,527,586			$223,657.40

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares of common stock, par value $0.001 per share (“Common Stock”) of Intel Corporation, a Delaware corporation (the “Corporation”), to be registered hereunder includes such indeterminate number of additional shares of Common Stock that may become issuable in accordance with any adjustment and anti-dilution provisions of the applicable plan.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act, the offering price and aggregate offering price are based on a price of $45.74 per share, which price is an average of the high and low prices of the Corporation’s Common Stock as reported on the Nasdaq Global Select Market on November 10, 2017.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares of Common Stock subject to the outstanding stock options granted pursuant to the applicable plan.
(4)	Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $124.50 per $1,000,000 of the proposed maximum aggregate offering price.

Explanatory Note

On March 12, 2017, the Corporation, Cyclops Holdings, Inc., a Delaware corporation which was later converted into Cyclops Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of the Corporation (“Purchaser”) and Mobileye N.V., a public limited liability company (naamloze vennootschap) organized under the laws of The Netherlands which was later converted under Dutch law into Mobileye B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid), and which is registered with the trade register in The Netherlands under file number 34158597 (“Mobileye”), entered into a purchase agreement (as it may be amended from time to time, the “Purchase Agreement”) pursuant to which Purchaser commenced a tender offer (the “Offer”) for all outstanding ordinary shares, nominal value € 0.01 per share (the “Shares”), of Mobileye, at a price of $63.54 per outstanding Share, less any applicable withholding taxes and without interest to the holders thereof, payable in cash, upon the terms and conditions set forth in the offer to purchase dated April 5, 2017 (as amended and supplemented), and in the related letter of transmittal (as amended and supplemented), each of which was filed in connection with the Tender Offer Statement on Schedule TO initially filed with the United States Securities and Exchange Commission (the “Commission”) on April 5, 2017. On August 8, 2017, Purchaser accepted for payment and paid for (the “Closing”) all Shares tendered pursuant to the Offer through such date.

This Registration Statement on Form S-8 is filed by the Corporation for the purpose of registering 42,527,586 shares of Common Stock, issuable to eligible participants under the:

(a) Intel Corporation 2006 Equity Incentive Plan, which Common Stock is in addition to: (i) the 175,000,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on June 21, 2006 (File No. 333-135177); (ii) the 119,000,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on June 21, 2007 (File No. 333-143932); (iii) the 369,000,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on June 26, 2009 (File No. 333-160272); (iv) the 13,512,737 shares of Common Stock registered on the Corporation’s Form S-8 filed on June 24, 2011 (File No. 333-175123); (v) the 123,000,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on July 30, 2013 (File No. 333-190236); and (vi) the 34,000,000 shares of Common Stock registered on the Corporation’s Form S-8 filed on July 28, 2015 (File No. 333-205904);

(b) awards assumed by the Corporation pursuant to the Purchase Agreement granted under the Mobileye N.V. 2014 Equity Incentive Plan, with the Shares issuable under such awards registered by Mobileye prior to the Closing on Mobileye’s Form S-8 filed on February 3, 2015 (File No. 333-201840); and

(c) awards assumed by the Corporation pursuant to the Purchase Agreement granted under the Mobileye N.V. 2003 Share Option Plan, Amended and Restated July 27, 2014, with the Shares issuable under such awards registered by Mobileye prior to the Closing on Mobileye’s Form F-1 filed on July 28, 2014 (File No. 333-196898) and Form S-8 filed on January 9, 2015 (File No. 333-201435).

Pursuant to the Purchase Agreement, at the Closing: (a) each outstanding unvested option to purchase Shares which did not vest or accelerate at the Closing; and (b) each outstanding unvested Mobileye restricted stock unit which did not vest or accelerate at the Closing, was assumed by the Corporation. As a result of this assumption, the assumed options and assumed restricted stock units at the Closing were converted pursuant to the Purchase Agreement into, respectively, (i) options to purchase shares of Common Stock and (ii) restricted stock units of the Corporation, each on the same terms and conditions as were in effect immediately prior to the Closing and based on the exchange ratio as set forth in the Purchase Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act, and the “Note” to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which have previously been filed by the Corporation with the Commission, are incorporated by reference herein and shall be deemed to be a part hereof:

(a)	The Corporation’s latest Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or latest prospectus filed pursuant to Rule 424(b) under the Securities Act, as amended, that contains audited financial statements for the Corporation’s latest fiscal year for which such statements have been filed;

(b)	All other reports filed* pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Corporation’s latest annual report or prospectus referred to in (a) above; and

(c)	The description of the Common Stock set forth under the caption “Description of Capital Stock” in the Corporation’s registration statement on Form S-3, filed with the Commission on October 28, 2015, File No. 333-207633, together with any amendment or report filed with the Commission for the purpose of updating such description.

*	Any report (or portion thereof) “furnished” on Form 8-K shall not be incorporated herein by reference.

In addition, all documents subsequently filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the effectiveness of this Registration Statement and, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective date of filing of such documents. The Corporation’s Exchange Act file number with the Commission is 000-06217. Unless expressly incorporated into this Registration Statement, a report (or portion thereof) furnished on Form 8-K prior or subsequent to the date hereof shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not Applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify its directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation – a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification in which the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Article IX of the Corporation’s Bylaws requires indemnification to the fullest extent permitted under Delaware law as it now exists or may hereafter be amended. Subject to any restrictions imposed by Delaware law, the Bylaws provide an unconditional right to indemnification for all expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties, and amounts paid or to be paid in settlement, and any interest, assessments, or other charges imposed thereon, and any federal, state, local, or foreign taxes imposed as a result of the actual or deemed receipt of any payments under Article IX) reasonably incurred or suffered by any person in connection with investigating, defending, being a witness in, or participating in, or preparing for any threatened, pending, or completed action, suit, arbitration, alternative dispute mechanism, inquiry, administrative or legislative hearing, investigation or any other actual, threatened or completed proceeding, including any and all appeals, whether civil, criminal, administrative, or investigative (each, a “proceeding”) by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director, officer, employee, or agent of the corporation (including service with respect to employee benefit plans) or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation or of a partnership, joint venture, trust, or other enterprise, whether the basis of the proceeding is alleged action in an official capacity as a director, officer, employee, or agent or in any other capacity while serving as a director, officer, employee, or agent.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (a) any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payments of unlawful dividends or unlawful stock repurchases or redemptions, or (d) any transaction from which the director derived an improper personal benefit.

Article 8 of the Corporation’s Third Restated Certificate of Incorporation provides that, to the fullest extent permitted under Delaware law as it now exists or may hereafter be amended, no director of the Corporation will be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of the provisions of Article 8 by the stockholders of the Corporation will not adversely affect any right or protection of any director existing at the time of such repeal or modification.

The Corporation has entered into certain indemnification agreements with its officers and directors. The indemnification agreements provide the Corporation’s officers and directors with further indemnification, to the maximum extent permitted by the DGCL.

The foregoing summaries are necessarily subject to the complete text of the statute, the Corporation’s Third Restated Certificate of Incorporation and Bylaws, and the arrangements referred to above, and are qualified in their entirety by reference thereto.

The Purchase Agreement provides that for six years following the Closing, the Corporation will maintain or cause to be maintained directors’ and officers’ liability insurance covering each person covered by Mobileye’s directors’ and officers’ liability insurance policy for acts or omissions occurring at or prior to the Closing on terms that are no less favorable than those of such policy of Mobileye in effect on the date of the Purchase Agreement on terms with respect to the coverage and amounts no less favorable than those of the directors’ and officers’ liability insurance in effect on the date of the execution of the Purchase Agreement. If the aggregate annual premiums for such policies at any time during such period exceed 300% of the per year premium rate paid by Mobileye and its subsidiaries as of the date of the Purchase Agreement for such policies, then the Corporation will only be required to provide such coverage as will then be available at an annual premium equal to 300% of such rate.

Item 7.	Exemption From Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1*	Intel Corporation Third Restated Certificate of Incorporation dated May 17, 2006 (incorporated by reference to Exhibit 3.1 of the Corporation’s Current Report on Form 8-K as filed on May 22, 2006).

4.2*	Intel Corporation Bylaws, as amended and restated on January 21, 2016 (incorporated by reference to Exhibit 3.2 of the Corporation’s Current Report on Form 8-K as filed on January 26, 2016).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.

23.1	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (contained in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included in signature page hereto).

99.1*	Intel Corporation 2006 Equity Incentive Plan as Amended and Restated Effective May 18, 2017 (incorporated by reference to Exhibit 10.1 of the Corporation’s Quarterly Report on Form 10-Q as filed on July 27, 2017).

99.2	Mobileye N.V. 2014 Equity Incentive Plan.

99.3	Mobileye N.V. 2003 Share Option Plan, Amended and Restated July 27, 2014.

*	Incorporated by reference.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Corporation’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Corporation pursuant to the foregoing provisions, or otherwise, the Corporation has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Corporation of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Corporation will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on this 14th day of November, 2017.

INTEL CORPORATION

By:	/s/ Robert H. Swan
Robert H. Swan
Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Steven R. Rodgers, Robert H. Swan, and Susie Giordano, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons on behalf of the Corporation and in the capacities and on the dates indicated:

/s/ BRIAN M. KRZANICH	/S/ ROBERT H. SWAN
Brian M. Krzanich Chief Executive Officer, Director and Principal Executive Officer November 14, 2017	Robert H. Swan Executive Vice President, Chief Financial Officer, and Principal Accounting Officer November 14, 2017

/s/ CHARLENE BARSHEFSKY	/s/ TSU-JAE KING LIU
Charlene Barshefsky Director November 14, 2017	Tsu-Jae King Liu Director November 14, 2017

/s/ ANEEL BHUSRI	/s/ DAVID S. POTTRUCK
Aneel Bhusri Director November 14, 2017	David S. Pottruck Director November 14, 2017

/s/ ANDY D. BRYANT	/s/ GREGORY D. SMITH
Andy D. Bryant Chairman of the Board and Director November 14, 2017	Gregory D. Smith Director November 14, 2017

/s/ REED E. HUNDT	/s/ ANDREW WILSON
Reed E. Hundt Director November 14, 2017	Andrew Wilson Director November 14, 2017

/s/ OMAR ISHRAK	/s/ FRANK D. YEARY
Omar Ishrak Director November 14, 2017	Frank D. Yeary Director November 14, 2017

/s/ DAVID B. YOFFIE
David B. Yoffie Director November 14, 2017